As filed with the Securities and Exchange Commission on February 9, 2005
Registration No. 333-120646

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Halliburton Company

(Exact name of registrant as specified in its charter)

Delaware	76-2677995
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1401 McKinney, Suite 2400 Houston, Texas 77010 (713) 759-2600 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Albert O. Cornelison, Jr.
Executive Vice President and General Counsel
Halliburton Company
1401 McKinney, Suite 2400
Houston, Texas 77010
(713) 759-2600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Darrell W. Taylor Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002-4995 (713) 229-1234	Andrew M. Baker Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201-2980 (214) 953-6500

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 9, 2005

PROSPECTUS

59,500,000 Shares

Common Stock

Halliburton Company

             The selling stockholder identified in this prospectus is offering to sell, from time to time, up to 59,500,000 shares of our common stock, par value $2.50 per share, at prices and on terms to be determined from time to time. We will not receive any proceeds from the sale of the shares of common stock offered by this prospectus by the selling stockholder. You should refer to the “Selling Stockholder” section of this prospectus for identification of the selling stockholder.

      Our common stock is listed on the New York Stock Exchange under the symbol “HAL.” On February 8, 2005 the closing price for our common stock on the New York Stock Exchange was $40.96 per share.

      Our address is 1401 McKinney, Suite 2400, Houston, Texas 77010, and our telephone number at that address is (713) 759-2600.

          You should carefully review and consider the information under the heading “Risk Factors” beginning on page 2 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

      You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person (including any salesman or broker) to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on the front of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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PROSPECTUS SUMMARY

      The following summary should be read together with the information contained in other parts of this prospectus and the documents we incorporate by reference. It likely does not contain all of the information that is important to you or that you should consider when making an investment decision. In this prospectus, we refer to Halliburton Company and its subsidiaries as “we,” “us,” “our” or “Halliburton,” unless we specifically indicate otherwise or the context clearly indicates otherwise.

Halliburton Company

      We are one of the world’s largest oilfield services companies and a leading provider of engineering and construction services. We had total revenues for the year ended December 31, 2003 of approximately $16.3 billion and total revenues for the nine months ended September 30, 2004 of approximately $15.3 billion.

      Our six business segments are organized around how we manage the business: Production Optimization, Fluids, Drilling and Formation Evaluation, Digital and Consulting Solutions (formerly Landmark and Other Energy Services), Energy and Chemicals, and Government and Infrastructure. We sometimes refer to the combination of Production Optimization, Fluids, Drilling and Formation Evaluation, and Digital and Consulting Solutions segments as our Energy Services Group and to the Government and Infrastructure and Energy and Chemicals segments as the Engineering and Construction Group, known as KBR.

The Offering

Securities Offered	Up to 59,500,000 shares of common stock, par value $2.50 per share, of Halliburton Company.

Use of Proceeds	We will not receive any proceeds from the sale by the selling stockholder of its shares of Halliburton common stock.

Listing	Our common stock is listed on the New York Stock Exchange under the symbol “HAL.”

Risk Factors

      You should carefully consider all of the information set forth or incorporated by reference in this prospectus and, in particular, the specific factors in the section of this prospectus entitled “Risk Factors.”

      We are a Delaware corporation. Our principal executive offices are located at 1401 McKinney, Suite 2400, Houston, Texas 77010, and our telephone number at that address is (713) 759-2600.

RISK FACTORS

      You should carefully consider the risks described below and incorporated by reference into this prospectus before making an investment decision. Due to the risks described below and in the documents incorporated by reference, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline. See “Where You Can Find More Information” for a description of the information and risk factors we have included or incorporated by reference into this prospectus and that are not described below. In particular, you should consider the information included under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Information and Risk Factors” in Item 2 of Part I of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, which information will be updated under similar headings in our future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and by disclosure in our future Current Reports on Form 8-K that are filed with the SEC.

      This prospectus and the documents we incorporate by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described in the documents we incorporate by reference.

Risks Relating to Our Business

 Our government contracts work has been the focus of allegations and inquiries, and there can be no assurance that additional allegations and inquiries will not be made or that our government contract business may not be adversely affected.

      We provide substantial work under our government contracts business to the United States Department of Defense and other governmental agencies, including worldwide United States Army logistics contracts, known as LogCAP, and contracts to rebuild Iraq’s petroleum industry, known as RIO and PCO Oil South. Our government services revenue related to Iraq totaled approximately $7.1 billion in 2004. Most of the services provided to the United States government are subject to cost-reimbursable contracts where we have the opportunity to earn an award fee based on our customer’s evaluation of the quality of our performance. These award fees are evaluated and granted by our customer periodically. For the LogCAP and RIO contracts, we recognize award fees based on our estimate of amounts to be awarded. In determining our estimates, we consider, among other things, past award experience for similar types of work. These estimates are adjusted to actual when the task orders are definitized and the award fees have been finalized by our customer.

      Our operations under United States government contracts are also regularly reviewed and audited by the Defense Contract Audit Agency (DCAA) and other governmental agencies. The DCAA serves in an advisory role to our customer. When issues are found during the governmental agency audit process, these issues are typically discussed and reviewed with us. The DCAA then issues an audit report with their recommendations to our customer’s contracting officer. We will work with our customer to reach a resolution.

      Given the demands of working in Iraq and elsewhere for the United States government, we expect that from time to time we will have disagreements or experience performance issues with the various government customers for which we work. If our performance is unacceptable to our customer under any of our government contracts, the government retains the right to pursue remedies under any affected contract, which remedies could include threatened termination or termination. If any contract were so terminated, we may not receive award fees under the affected contract, and our ability to secure future contracts could be adversely affected, although we would receive payment for amounts owed for our allowable costs under cost reimbursable contracts.

      Fuel. In December 2003, the DCAA issued a preliminary audit report that alleged that we may have overcharged the Department of Defense by $61 million in importing fuel into Iraq. The DCAA questioned costs associated with fuel purchases made in Kuwait that were more expensive than buying and transporting fuel from Turkey. We responded that we had maintained close coordination of the fuel mission with the Army Corps of Engineers (COE), which is our customer and oversees the project, throughout the life of the task order and that the COE had directed us to use the Kuwait sources. After a review, the COE concluded that we obtained a fair price for the fuel. However, Department of Defense officials thereafter referred the matter to the agency’s inspector general, which we understand has commenced an investigation.

      The DCAA has issued various audit reports related to task orders under the RIO contract that reported $296 million in questioned and unsupported costs. The majority of these costs are associated with the humanitarian fuel mission. In these reports, the DCAA has compared fuel costs we incurred during the duration of the RIO contract in 2003 and early 2004 to fuel prices obtained by the Defense Energy Supply Center (DESC) in April 2004 when the fuel mission was transferred to that agency.

      Dining Facility and Administration Centers (DFACs). During 2003, the DCAA raised issues relating to our invoicing to the Army Materiel Command (AMC) for food services for soldiers and supporting civilian personnel in Iraq and Kuwait. We believe the issues raised by the DCAA relate to the difference between the number of troops the AMC directed us to support and the number of soldiers actually served at dining facilities for United States troops and supporting civilian personnel. In the first quarter of 2004, we reviewed our DFAC subcontracts in our Iraq and Kuwait areas of operation and have billed and continue to bill for all current DFAC costs. During 2004, we received notice from the DCAA that it was recommending withholding a portion of our DFAC billings. For DFAC billings relating to subcontracts entered into prior to February 2004, the DCAA has recommended withholding 19.35% of the billings until it completes its audits. Subsequent to February 2004, we have renegotiated our DFAC subcontracts to address the specific issues raised by the DCAA and have advised the AMC and the DCAA of the new terms of the arrangements. To date, we have had no objection by the government to these new DFAC subcontract agreements. During the third quarter of 2004, we received notification that, for three Kuwait DFACs, the DCAA is recommending to our customer that costs be disallowed because the DCAA is not satisfied with the level of documentation provided by us. The amount withheld related to suspended and recommended disallowed DFAC costs for work performed prior to February 2004 and totaled approximately $224 million as of December 31, 2004. The amount currently withheld could change as the DCAA continues their audits of the remaining DFAC facilities. We are negotiating with our customer, the AMC, to resolve this issue. We can withhold a proportionate amount of these billings from our subcontractors and are currently doing so. See “Investigations” below for further discussion.

      Laundry. During the third quarter of 2004, we received notice from the DCAA that it is recommending withholding $16 million of subcontract costs related to the laundry service for one task order in southern Iraq for which it believes we and our subcontractors have not provided adequate levels of documentation supporting the quantity of the services provided. The DCAA has recommended that the cost be withheld pending receipt of additional explanation or documentation to support subcontract cost. This $16 million was withheld from the subcontractor in the fourth quarter. We are working with the AMC to resolve this issue.

      Investigations. On January 22, 2004, we announced the identification by our internal audit function of a potential overbilling of approximately $6 million by La Nouvelle Trading & Contracting Company, W.L.L. (La Nouvelle), one of our subcontractors, under the LogCAP contract in Iraq, for services performed during 2003. In accordance with our policy and government regulation, the potential overcharge was reported to the Department of Defense Inspector General’s office as well as to our customer, the AMC. On January 23, 2004, we issued a check in the amount of $6 million to the AMC to cover that potential overbilling while we conducted our own investigation into the matter. Later in the first quarter of 2004, we determined that the amount of overbilling was $4 million, and the subcontractor billing should have been $2 million for the services provided. As a result, we paid La Nouvelle $2 million and have billed our customer that amount. We subsequently terminated La Nouvelle’s services under the LogCAP contract. In October 2004, La Nouvelle filed suit against us in Federal Court for the Eastern District of Virginia alleging $224 million in damages as a result of its termination. We are continuing to investigate whether La Nouvelle paid, or attempted to pay, one or two of our former employees in connection with the billing.

      In October 2004, we reported to the Department of Defense Inspector General’s office that two former employees in Kuwait may have had inappropriate contacts with individuals employed by or affiliated with two third-party subcontractors prior to the award of the subcontracts. The Inspector General’s office may investigate whether these two employees may have solicited and/or accepted payments from these third-party subcontractors while they were employed by us.

      In October 2004, a civilian contracting official in the COE asked for a review of the process used by the COE for awarding some of the contracts to us. We understand that the Department of Defense Inspector General’s office may review the issues involved.

      We understand that the United States Department of Justice, an Assistant United States Attorney based in Illinois, and others are investigating some matters relating to our government contract work. We also understand that former employees of KBR have received subpoenas and have given or may give grand jury testimony relating to some of these matters. If criminal wrongdoing were found, criminal penalties could range up to the greater of $500,000 in fines per count for a corporation, or twice the gross pecuniary gain or loss.

      Withholding of payments. During 2004, the AMC issued a determination that a particular contract clause could cause it to withhold 15% from our invoices until our task orders under the LogCAP contract are definitized. The AMC delayed implementation of this withholding pending further review. The Army Field Support Command (AFSC) has now been delegated authority by the AMC to determine whether or not to implement the withholding. The AFSC has informed us that it will assess the situation on a task order by task order basis and, currently, withholding will continue to be delayed. We do not believe any potential 15% withholding will have a significant or sustained impact on our liquidity because any withholding is temporary and ends once the definitization process is complete. During the third quarter of 2004, we and the AMC identified three senior management teams to facilitate negotiation under the LogCAP task orders, and these teams are working to negotiate outstanding issues and definitize task orders as quickly possible. We are continuing to work with our customer to resolve outstanding issues. To date, 23 task orders for LogCAP totaling over $636 million have been definitized.

      As of December 31, 2004, the COE had withheld $85 million of our invoices related to a portion of our RIO contract pending completion of the definitization process. All 10 definitization proposals required under this contract have been submitted by us, and three have been finalized through a task order modification. The remaining seven have been reviewed by the DCAA, and we are in the process of developing revised proposals. These withholdings represent the amount invoiced in excess of 85% of the funding in the task order. The COE also could withhold similar amounts from future invoices under our RIO contract until agreement is reached with the customer and task order modifications are issued. Approximately $2 million was withheld from our PCO Oil South project as of December 31, 2004. The PCO Oil South project has definitized 15 of the 28 task orders and withholdings are not continuing on those task orders. We do not believe the withholding will have a significant or sustained impact on our liquidity because the withholding is temporary and ends once the definitization process is complete.

      We are working diligently with our customers to proceed with significant work when we have a fully definitized task order, which should limit withholdings on future task orders.

      Cost Categorization and Forecast. We have received notice that a contracting officer for our PCO Oil South project considers our monthly categorization and detail of costs and our ability to schedule and forecast costs to be inadequate, and he has requested corrections be made by March 10, 2005. We expect to be able to make the requested corrections. If we were unable to satisfy our customer, our customer may pursue remedies under the applicable federal acquisition regulations, including terminating the affected contract. Although there can be no assurances, we do not expect that our work on the PCO Oil South project will be so terminated. We are in the process of installing a new cost reporting system, and are supplementing existing cost reporting systems with additional manpower.

      The Balkans. We have had inquiries in the past by the DCAA and the civil fraud division of the United States Department of Justice into possible overcharges for work performed during 1996 through 2000 under a contract in the Balkans, which inquiry has not yet been completed by the Department of

Justice. Based on an internal investigation, we credited our customer approximately $2 million during 2000 and 2001 related to our work in the Balkans as a result of billings for which support was not readily available. We believe that the preliminary Department of Justice inquiry relates to potential overcharges in connection with a part of the Balkans contract under which approximately $100 million in work was done. We believe that any allegations of overcharges would be without merit.

 A joint venture in which a Halliburton unit participates is under investigation as a result of payments made in connection with a liquefied natural gas project in Nigeria.

      The SEC is conducting a formal investigation into payments made in connection with the construction and subsequent expansion by TSKJ of a multibillion dollar natural gas liquefaction complex and related facilities at Bonny Island in Rivers State, Nigeria. The United States Department of Justice is also conducting an investigation. TSKJ is a private limited liability company registered in Madeira, Portugal whose members are Technip SA of France, Snamprogetti Netherlands B.V., which is an affiliate of ENI SpA of Italy, JGC Corporation of Japan, and Kellogg Brown & Root, each of which owns 25% of the venture.

      The SEC and the Department of Justice have been reviewing these matters in light of the requirements of the United States Foreign Corrupt Practices Act. We have produced documents to the SEC both voluntarily and pursuant to a subpoena, and intend to make our employees available to the SEC for testimony. In addition, we understand that the SEC has issued a subpoena to A. Jack Stanley, who most recently served as a consultant and chairman of Kellogg Brown & Root, and to other current and former Kellogg Brown & Root employees. We further understand that the Department of Justice has invoked its authority under a sitting grand jury to obtain letters rogatory for the purpose of obtaining information abroad.

      TSKJ and other similarly owned entities entered into various contracts to build and expand the liquefied natural gas project for Nigeria LNG Limited, which is owned by the Nigerian National Petroleum Corporation, Shell Gas B.V., Cleag Limited (an affiliate of Total), and Agip International B.V. Commencing in 1995, TSKJ entered into a series of agency agreements in connection with the Nigerian project. We understand that a French magistrate has officially placed Jeffrey Tesler, an agent of TSKJ, under investigation for corruption of a foreign public official. In Nigeria, a legislative committee of the National Assembly and the Economic and Financial Crimes Commission, which is organized as part of the executive branch of the government, are also investigating these matters. Our representatives have met with the French magistrate and Nigerian officials and expressed our willingness to cooperate with those investigations. In October 2004, representatives of TSKJ voluntarily testified before the Nigerian legislative committee.

      As a result of our continuing investigation into these matters, information has been uncovered suggesting that, commencing at least 10 years ago, the members of TSKJ considered payments to Nigerian officials. We provided this information to the United States Department of Justice, the SEC, the French magistrate, and the Nigerian Economics and Financial Crimes Commission. We also notified the other owners of TSKJ of the recently uncovered information and asked each of them to conduct their own investigation.

      We understand from the ongoing United States and foreign investigations that payments may have been made to Nigerian officials. In addition, we understand that, at our request, TSKJ has suspended the receipt of services from and payments to TSKJ’s agent, Tri-Star Investments, of which Jeffrey Tesler is a principal, and is considering instituting legal proceedings to declare all agency agreements with Tri-Star terminated and to recover all amounts previously paid under those agreements.

      We understand that the Department of Justice has expanded its investigation to include whether Mr. Stanley may have received payments in connection with bidding practices on certain foreign projects. We also understand that the matters under investigation by the Department of Justice involve parties other than Kellogg Brown & Root and M.W. Kellogg, a joint venture in which Kellogg Brown & Root has a 55% interest, cover an extended period of time, in some cases significantly before our 1998 acquisition of

Dresser Industries, including M.W. Kellogg in 1998, and possibly include the construction of a fertilizer plant in Nigeria in the early 1990’s and the activities of agents and service providers.

      We also believe that the governmental investigations will likely not be concluded in the near future but may continue for many more months. There can be no assurance that any governmental investigation or our investigation of these matters will not conclude that violations of applicable laws have occurred.

      As of September 30, 2004, we had not accrued any amounts related to these investigations.

 We are responding to an inquiry from the Office of Foreign Assets Control regarding one of our non-United States subsidiaries’ operations in Iran.

      We have a Cayman Islands subsidiary that currently conducts operations in Iran, and other European subsidiaries that manufacture goods destined for Iran and/or render services in Iran. The United States imposes trade restrictions and economic embargoes that prohibit United States incorporated entities and United States citizens and residents from engaging in commercial, financial, or trade transactions with some foreign countries, including Iran, unless authorized by the Office of Foreign Assets Control (OFAC) of the United States Treasury Department or exempted by statute.

      We received and responded to an inquiry in mid-2001 from the OFAC with respect to operations in Iran by a Halliburton subsidiary that is incorporated in the Cayman Islands. The OFAC inquiry requested information with respect to compliance with the Iranian Transaction Regulations. These regulations prohibit United States citizens, including United States corporations and other United States business organizations, from engaging in commercial, financial, or trade transactions with Iran, unless authorized by OFAC or exempted by statute. Our 2001 written response to OFAC stated that we believed that we were in full compliance with applicable sanction regulations. In January 2004, we received a follow-up letter from OFAC requesting additional information. We responded fully to this request on March 19, 2004. We understand this matter has now been referred by OFAC to the Department of Justice. In July 2004, we received a grand jury subpoena from an Assistant United States District Attorney requesting the production of documents. We are cooperating with the government’s investigation and have responded to the subpoena, producing documents on September 16, 2004.

      Separate from the OFAC inquiry, we completed a study in 2003 of our activities in Iran during 2002 and 2003 and concluded that these activities were in full compliance with applicable sanction regulations. These sanction regulations require isolation of entities that conduct activities in Iran from contact with United States citizens or managers of United States companies.

      Because the business environment currently in Iran is not conducive to our overall strategies and objectives, we have decided to exit Iran and will wind down our operations there while fulfilling our existing contracts and commitments.

      We have been asked to and could be required to respond to other questions and inquiries about operations in countries with trade restrictions and economic embargoes.

Risks Relating to the Securities

We may issue preferred stock, the terms of which could adversely affect the voting power or value of our common stock.

      Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might afford holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our common stock.

Our stockholder rights plan and provisions of Delaware law could delay or prevent a change in control in us, even if that change would be beneficial to our stockholders.

      We have adopted a stockholder rights plan that would cause extreme dilution to any person or group who attempts to acquire a significant interest in us without advance approval of our board of directors. In addition, the Delaware General Corporation Law would impose some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. The stockholder rights plan and Delaware law could delay or prevent a change in control of us, even if that change would be beneficial to our stockholders, which could affect the value of our common stock.

FORWARD-LOOKING STATEMENTS

      The Private Securities Litigation Reform Act of 1995 provides safe harbor provisions for forward-looking information. Forward-looking information is based on projections and estimates, not historical information. Some statements in this prospectus and the documents incorporated by reference herein are forward-looking and use words like “may,” “may not,” “believe,” “do not believe,” “expect,” “do not expect,” “plan,” “does not plan,” “anticipate,” “do not anticipate,” and other expressions. We may also provide oral or written forward-looking information in other materials we release to the public. Forward-looking information involves risks and uncertainties and reflects our best judgment based on current information. Our results of operations can be affected by inaccurate assumptions we make or by known or unknown risks and uncertainties. In addition, other factors may affect the accuracy of our forward-looking information. As a result, the accuracy of our forward-looking information cannot be guaranteed. Actual events and the results of operations may vary materially.

      While it is not possible to identify all factors, we continue to face many risks and uncertainties that could cause actual results to differ from our forward-looking statements, including the risks described herein and in “Risk Factors,” in our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Forms 10-K/ A filed on March 15 and May 12, 2004, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004.

      In addition, future trends for pricing, margins, revenues and profitability remain difficult to predict in the industries we serve. We do not assume any responsibility to publicly update any of our forward-looking statements regardless of whether factors change as a result of new information, future events or for any other reason. You should review any additional disclosures we make in our press releases and our reports on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

USE OF PROCEEDS

      We will not receive any proceeds from the sales of Halliburton common stock by the selling stockholder.

SELLING STOCKHOLDER

      The plan of reorganization of some of our subsidiaries became effective on January 20, 2005. On that day, we issued 59,500,000 shares of our common stock to one of our subsidiaries. These shares were ultimately contributed to DII Industries, LLC Asbestos PI Trust, the trust we created and contributed assets to under the plan of reorganization, in transactions exempt from the registration requirements of the Securities Act of 1933. The assets of Asbestos PI Trust will be used to fund the payment of unsecured asbestos personal injury claims against our subsidiaries. The shares of our common stock that may be offered under this prospectus will be offered by Asbestos PI Trust or by those to whom the selling stockholder may pledge, donate or transfer shares covered by this prospectus. See “Stockholder Agreement — Registration Rights — Transferability of Registration Rights” below.

      The Asbestos PI Trust beneficially owns 59,500,000 shares of our common stock, which constitutes 11.8% of our outstanding common stock (using our 504,085,061 outstanding shares as of January 31, 2005 for purposes of calculation). Asbestos PI Trust, or its pledgees, donees or other transferees, may sell up to 59,500,000 shares of our common stock under the registration statement of which this prospectus is a part. We will include in a supplement to this prospectus, to the extent that may be required by the applicable SEC rules and regulations, any change in the information concerning the selling stockholder, any additional information concerning the manner of sale and the name of any other person who may sell, transfer or dispose of shares of our common stock under this prospectus. Because Asbestos PI Trust may transfer all, some or none of the shares pursuant to this prospectus, or may transfer or otherwise dispose of shares in transactions exempt from the registration requirements of the Securities Act of 1933, we do not know the number of shares of our common stock or the percentage of common stock outstanding that will be held by Asbestos PI Trust after completion of the sale of shares hereunder. See “Plan of Distribution.” Asbestos PI Trust does not beneficially own any other securities issued by us.

      A selling stockholder may offer and sell, transfer or otherwise dispose of, from time to time, some or all of its shares of our common stock, subject to the limitations described under the caption “Stockholder Agreement — Restrictions on Sale and the Manner of Sale.” Except as permitted in accordance with applicable SEC rules and regulations, no offer or sale, transfer or other disposition under this prospectus may be made by a selling stockholder unless the holder is listed in this prospectus or in a supplement to this prospectus and, if required by the applicable SEC rules and regulations, an amendment to the related registration statement has been filed and become effective. A selling stockholder is under no obligation to sell or dispose of all or any portion of the shares described above, nor is a selling stockholder obligated to sell or dispose of any such shares immediately pursuant to this prospectus.

STOCKHOLDER AGREEMENT

      In connection with the transfer of our common stock into Asbestos PI Trust, we and Alan R. Kahn, the managing trustee of Asbestos PI Trust, entered into a stockholder agreement. The stockholder agreement provides for specified registration rights in favor of Asbestos PI Trust and sets forth the manner and volume in which Asbestos PI Trust may sell its shares of our common stock. Although the stockholder agreement does not restrict Asbestos PI Trust’s right to vote its shares, it places limitations on Asbestos PI Trust’s ability to take certain actions in its capacity as a stockholder of our common stock. We and the Asbestos PI Trust may agree in writing in the future to amend the stockholder agreement or waive any of its provisions, including the volume limitations described below.

      The following description is a summary of the material provisions of the stockholder agreement. We urge you to read the stockholder agreement because it, and not this description, defines the rights of Asbestos PI Trust. The stockholder agreement has been filed with the SEC as an exhibit to the shelf registration statement of which this prospectus is a part.

Standstill Agreement

      Until Asbestos PI Trust and its affiliates own less than 10 million shares of our common stock, the stockholder agreement provides that Asbestos PI Trust will not:

•	acquire any additional securities of ours;

•	make any unsolicited proposal to enter into any sale of all or substantially all of our assets or property;

•	make any unsolicited proposal to enter into a merger or other similar business combination involving us;

•	take any action that is reasonably likely to require us to make a public announcement regarding the possibility of a merger or other similar business combination involving us;

•	make or participate in any solicitation of proxies with respect to any voting securities of ours;

•	make, solicit or participate in any solicitation of any stockholder proposal involving us or any of our subsidiaries;

•	request a meeting of our stockholders or those of our subsidiaries;

•	initiate any written consent of our stockholders unless requested to do so by our board of directors; or

•	grant any proxy or other voting power to any person other than us or persons designated by us, or deposit any voting securities of ours in a voting trust or otherwise subject any voting securities of ours to a voting agreement.

Voting

      The stockholder agreement places no restrictions on the voting of Asbestos PI Trust’s shares of our common stock.

Registration Rights

      Under the stockholder agreement, Asbestos PI Trust has the rights described below to require us to register shares of our common stock held by Asbestos PI Trust with the SEC so that those shares may be publicly resold or to include the shares of our common stock held by Asbestos PI Trust in any registration statement that we file.

Shelf Registration Rights

      The stockholder agreement required us to file, at least 30 days prior to the date on which we transferred shares of our common stock to Asbestos PI Trust, which we refer to as the “funding date,” a shelf registration statement for an offering to be made on a continuous or delayed basis pursuant to Rule 415 of the Securities Act of 1933 covering the shares of our common stock acquired by Asbestos PI Trust. The shelf registration statement of which this prospectus is a part was filed to satisfy these obligations under the stockholder agreement. The funding date was January 20, 2005.

      Subject to certain exceptions in connection with hedging and other monetization transactions occurring before the second anniversary of the funding date as described below, and absent an amendment to the stockholder agreement or a waiver of its applicable provisions, Asbestos PI Trust may use the shelf registration statement of which this prospectus is a part to resell:

•	in the first three-month period following the funding date, up to 5 million shares of our common stock;

•	in the second three-month period following the funding date, up to 10 million shares of our common stock; and

•	in each three-month period thereafter, no more than the greater of 1% of our outstanding common stock or the average weekly reported trading volume of our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

Hedging and other monetization transactions involve (1) securities linked to our common stock, (2) any securities that would be deemed to be “derivative securities” (as defined by the rules and regulations under the Exchange Act) with respect to our common stock, (3) transactions that would be considered derivative securities if they were securities or (4) transactions that transfer some or all of the economic risk of ownership of our common stock. Hedging and other monetization transactions include forward contracts, equity swaps, puts or calls, put or call equivalent positions, collars, non-recourse loans, sales of exchangeable securities or similar transactions. In a hedging or other monetization transaction, the volume limits described above may be larger based on a formula set forth in the stockholder agreement. In the event of any stock dividend or distribution on, or stock split, reverse stock split or reclassification of, our common stock, then, in each case, the volume limitations applicable to the first six months following the funding date would be adjusted accordingly.

      In connection with any hedging and/or other monetization transaction, only the shares of our common stock sold on the date the transaction is entered into by the counterparty to the transaction pursuant to the shelf registration statement of which this prospectus is a part will be counted against the volume limitations described above. Any additional shares of our common stock that are later sold by the counterparty to the hedging and/or other monetization transaction pursuant to the shelf registration statement of which this prospectus is a party will not count against the volume limitations described above.

      The stockholder agreement requires us to use our reasonable best efforts to keep the shelf registration statement of which this prospectus is a part continuously effective, subject to customary suspension periods, until the earlier of the first anniversary of the funding date (which will be January 20, 2006) or such time as there are no longer any shares of our common stock subject to the stockholder agreement. Our obligation to keep the shelf registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may suspend offers and sales of the shares of common stock pursuant to the shelf registration statement to which this prospectus relates for up to 90 days. However, we are obligated to extend the effective period of the shelf registration statement of which this prospectus is a part by the same number of days that we suspend the effectiveness of the shelf registration statement or, if the shelf registration statement has not been declared effective by the SEC on or before the funding date, by the number of days from the funding date until the shelf registration statement is declared effective.

      Subject to our right to suspend offers and sales, if the shelf registration statement has not been declared effective by the SEC on or prior to the 91st day after the funding date, then, commencing on the funding date, we must pay penalty interest calculated daily at a rate per annum equal to:

•	during the first 91 days after the funding date, 5% on an amount equal to five million shares multiplied by the closing price of our common stock on each day;

•	from day 92 through day 182 after the funding date, 10% on an amount equal to 15 million shares multiplied by the closing price of our common stock on each day;

•	from day 183 through day 273 after the funding date, 20% on an amount equal to the closing price of our common stock on each day multiplied by the sum of:

—	15 million shares, and

—	the Penalty Average Weekly Trading Volume, as defined below, applicable to days 183 through 273 after the funding date; and

•	from day 274 through day 365 after the funding date, 25% on an amount equal to the closing price of our common stock on each day multiplied by the sum of:

—	15 million shares,

—	the Penalty Average Weekly Trading Volume applicable to days 183 through 273 after the funding date, and

—	the Penalty Average Weekly Trading Volume applicable to days 274 through 365 after the funding date.

We must pay any amounts of penalty interest due within five business days of the 91st, 182nd, 273rd and 365th day following the funding date. Penalty interest shall cease to accrue upon the earliest to occur of:

•	the first anniversary after Asbestos PI Trust receives our common stock;

•	the effectiveness of the shelf registration statement; and

•	such time as there are no registrable securities outstanding.

      Penalty Average Weekly Trading Volume, as used above, means the highest average weekly trading volume of our common stock for any four-week period in the applicable period.

      A holder who elects to sell any registrable securities pursuant to the shelf registration statement of which this prospectus is a part:

•	will be required to be named as a selling stockholder to the extent required by applicable SEC rules and regulations;

•	will be required to deliver a prospectus to purchasers;

•	may be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	will be bound by the provisions of the stockholder agreement that are applicable.

      To be named as a selling stockholder in the shelf registration statement, a holder must complete and deliver a questionnaire, the form of which may be obtained from Halliburton upon request. If we receive from a holder of registrable securities a completed questionnaire, together with such other information as may be reasonably requested by us, we will file a supplement to this prospectus or an amendment to the shelf registration statement naming the holder as a selling stockholder. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling stockholder in this prospectus and therefore will not be permitted to sell any registrable securities under the shelf registration statement.

Demand Registration Rights

      After the first year following the funding date (or after January 20, 2006), Asbestos PI Trust has the right to request that we file up to two registration statements per year so that it may publicly sell its shares of our common stock, but we are not obligated to effect a registration statement within 180 days after the effective date of a previous registration statement. Asbestos PI Trust’s demand-registration rights are subject to a requirement that it register (a) at least five million shares or (b) shares with a market value of at least $100 million. Asbestos PI Trust has the right to request registration of no more than 25 million shares in any one demand registration. Under certain circumstances, the underwriters of any underwritten offering will have the right to limit the number of shares, including Asbestos PI Trust’s shares, that may be included in the offering to be made pursuant to the filed registration statement. Asbestos PI Trust’s demand-registration rights will terminate on the date that Asbestos PI Trust and its affiliates own less than five million shares of our common stock.

Piggyback Registration Rights

      If we register any common stock for public sale and Asbestos PI Trust and its affiliates own at least one million shares, Asbestos PI Trust has the right to include its shares of our common stock in that registration statement. Under certain circumstances, the underwriters of any underwritten offering will have the right to limit the number of shares, including Asbestos PI Trust’s shares, that may be included in the offering to be made pursuant to the filed registration statement.

Expenses of Registration

      We will pay all costs, fees and expenses incurred by us incident to any shelf, demand, or piggyback registration. However, we will not pay any underwriting discounts or commissions, which discounts and commissions shall be deducted from any proceeds distributable to Asbestos PI Trust. We also will not pay fees and expenses of separate counsel or other experts or advisors for Asbestos PI Trust.

Restrictions on Sales During Registered Offerings

      So long as Asbestos PI Trust holds at least one million shares of our common stock, it will not effect any sale of our common stock before or after the effective date of a registration statement we file with the SEC for an underwritten offering of equity securities if the managing underwriter of the offering so requests; provided that the restrictions:

•	will be no greater than those on sales of our common stock, if any, that the underwriters impose on our executives and directors, and any other significant stockholder of ours who has purchased securities directly from us;

•	will expire within 90 days after the effective date of the registration statement filed by us; and

•	will not restrict Asbestos PI Trust from exercising its piggyback registration rights.

      In addition, during the pendency of a demand registration, Asbestos PI Trust will be prohibited from selling shares outside of the demand-registration process.

Transferability of Registration Rights

      Asbestos PI Trust may transfer its registration rights, subject to specified conditions, to any transferee in a privately negotiated transaction or a bona fide pledge of at least five million shares if the transferee agrees to assume all of the responsibilities of Asbestos PI Trust in a written agreement reasonably satisfactory to us. Asbestos PI Trust will retain any registration rights with respect to our common stock that it continues to own.

Restrictions on Sale and the Manner of Sale

      Under the stockholder agreement, Asbestos PI Trust may transfer its shares of our common stock as follows:

•	during the first year following the funding date, pursuant to the registration statement of which this prospectus is a part and subject to the volume limitations described above;

•	at any time after the first year following the funding date and so long as Asbestos PI Trust owns at least five million shares, pursuant to a demand registration and subject to the 25-million-share maximum described above;

•	so long as Asbestos PI Trust owns at least one million shares, pursuant to exercise of its piggyback-registration rights;

•	in privately negotiated transactions with the following limitations (subject to the possible higher volume limitations described above under “— Registration Rights — Shelf Registration Rights” in connection with hedging and other monetization transactions):

—	combined with any shares sold under the shelf registration statement of which this prospectus is a part, Asbestos PI Trust may sell up to five million shares of our common stock in the first three-month period following the funding date,

—	combined with any shares sold under the shelf registration statement of which this prospectus is a part, Asbestos PI Trust may sell up to 10 million shares of our common stock in the second three-month period following the funding date,

—	for the eighteen-month period following the first six months after the date on which Asbestos PI Trust receives our common stock, the number of shares Asbestos PI Trust may sell in any three-month period in privately negotiated transactions, combined with any shares sold under the shelf registration statement of which this prospectus is a part, is limited to the greater of

—	1% of our outstanding common stock or

—	the average weekly reported trading volume of our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker,

—	in no case may Asbestos PI Trust sell shares in privately negotiated transactions to any person who Asbestos PI Trust knows, after reasonable inquiry, will be required to file a Schedule 13D with the SEC after giving effect to the transaction and

—	during the twelve-month period following the funding date, other than 2.5 million shares during the first 30 days, Asbestos PI Trust may not sell shares of our common stock while we have suspended, in accordance with the stockholder agreement, offers and sales of shares of our common stock pursuant to the shelf registration statement of which this prospectus is a part;

•	one year after the funding date, in accordance with Rule 144 of the Securities Act of 1933; or

•	as a bona fide pledge to secure a loan.

DESCRIPTION OF CAPITAL STOCK

      The following description of our common stock, preferred stock, certificate of incorporation, by-laws and stockholder rights plan is a summary only and is subject to the complete text of our certificate of incorporation and by-laws and the rights agreement we have entered into with Mellon Investor Services LLC, as Rights Agent, which we have previously filed with the SEC. You should read our certificate of incorporation, by-laws and rights agreement as currently in effect for more details regarding the provisions we describe below and for other provisions that may be important to you. You may request copies of these documents by writing or telephoning us at our address and telephone number shown under the caption “Where You Can Find More Information.” This section also summarizes relevant provisions of the Delaware General Corporation Law. The terms of the Delaware General Corporation Law are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these laws.

      Our authorized capital stock currently consists of 1,000,000,000 shares of common stock, par value $2.50 per share, and 5,000,000 shares of preferred stock, without par value. As of January 31, 2005, there were 504,085,061 shares of common stock issued and outstanding and approximately 22,661 shareholders of record of our common stock. No shares of preferred stock are outstanding.

Common Stock

      The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders generally, including the election of directors. There are no cumulative voting rights, meaning that the holders of a majority of the shares voting for the election of directors can elect all of the candidates standing for election.

      Our common stock carries no preemptive or other subscription rights to purchase shares of our stock and is not convertible, redeemable or assessable or entitled to the benefits of any sinking fund. Holders of our common stock will be entitled to receive such dividends as may from time to time be declared by our board of directors out of funds legally available for the payment of dividends. If we issue preferred stock in the future, payment of dividends to holders of our common stock may be subject to the rights of holders of our preferred stock with respect to payment of preferential dividends, if any.

      If we are liquidated, dissolved or wound up, the holders of our common stock will share pro rata in our assets after satisfaction of all of our liabilities and the prior rights of any outstanding class of our preferred stock.

      Our common stock is listed on the New York Stock Exchange under the symbol “HAL.”

Preferred Stock

      Our board of directors has the authority, without stockholder approval, to issue shares of preferred stock in one or more series and to fix the number of shares and terms of each series. The board may determine the designation and other terms of each series, including, among others:

•	dividend rights;

•	voting powers;

•	preemptive rights;

•	conversion rights;

•	redemption rights, including pursuant to a sinking fund;

•	our purchase obligations, including pursuant to a sinking fund; and

•	liquidation preferences.

      The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of our common stock. It also could affect the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation.

      For purposes of the rights plan described below, our board of directors has designated 5,000,000 shares of preferred stock to constitute the Series A Junior Participating Preferred Stock. For a description of the rights plan, please read “— Stockholder Rights Plan.”

Authorized but Unissued Stock

      We have 1,000,000,000 authorized shares of common stock and 5,000,000 authorized shares of preferred stock of which 504,085,061 shares of common stock were outstanding as of January 31, 2005. One of the consequences of our authorized but unissued common stock and preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of us. If, in the exercise of its fiduciary obligations, our board of directors determined that a takeover proposal was not in our best interest, the board could authorize the issuance of those shares without stockholder approval. The shares could be issued in one or more transactions that might prevent or make the completion of the change of control transaction more difficult or costly by:

•	diluting the voting or other rights of the proposed acquiror or insurgent stockholder group;

•	creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board; or

•	effecting an acquisition that might complicate or preclude the takeover.

Stockholder Action by Written Consent; Special Meetings of Stockholders

      Our certificate of incorporation does not prohibit action by written consent of stockholders in lieu of a meeting. Special meetings of stockholders may be called only by the board of directors, the chairman of the board, the chief executive officer, the president (if a director) or by stockholders owning a majority of our issued and outstanding stock with voting privileges.

Amendment of the By-Laws

      Under Delaware law, the power to adopt, amend or repeal by-laws is conferred upon the stockholders entitled to vote. A corporation may, however, in its certificate of incorporation also confer upon the board of directors the power to adopt, amend or repeal its by-laws. Our certificate of incorporation and by-laws grant our board of directors the power to alter and repeal our by-laws at any regular or special meeting of the board on the affirmative vote of a majority of the directors then in office. Our stockholders may also alter or repeal our by-laws by the affirmative vote of a majority of the stockholders entitled to vote.

Removal of Directors

      Directors may be removed with or without cause by a vote of a majority of the voting power of our outstanding voting stock. A vacancy on our board of directors may be filled by a vote of a majority of the directors in office even if less than a quorum, and a director elected to fill a vacancy serves until the next annual meeting of stockholders or his earlier death, resignation or removal.

Advance Notice Procedure for Director Nominations and Stockholder Proposals

      Our by-laws provide the manner in which stockholders may give notice of business to be brought before an annual meeting. In order for an item to be properly brought before the meeting by a stockholder, the stockholder must be a holder of record at the time of the giving of notice and must be entitled to vote at the annual meeting. The item to be brought before the meeting must be a proper subject for stockholder action, and the stockholder must have given timely advance written notice of the item. For notice to be timely, it must be delivered to, or mailed and received at, our principal executive office not less than 90 days prior to the first anniversary date of the immediately preceding annual meeting date.

      The notice must set forth, as to each item to be brought before the annual meeting, a description of the proposal and the reasons for conducting such business at the annual meeting, the name and address, as they appear on our books, of the stockholder proposing the item, the number of shares of each class or series of capital stock beneficially owned by the stockholder as of the date of the notice, a representation that the stockholder or a qualified representative of the stockholder intends to appear in person at the meeting to bring the proposed business before the annual meeting, and any material interest of the stockholder in the proposal.

      These procedures may limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Stockholder Rights Plan

General

      On December 11, 1996, our board of directors issued a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock held of record on that date and approved the further issuance of Rights with respect to all shares of our common stock that are subsequently issued. The Rights were issued subject to a Rights Agreement dated as of December 1, 1996 between us and ChaseMellon Shareholder Services, L.L.C., as Rights Agent. Each Right now entitles the registered holder to purchase from us one two-hundredth of a share of Series A Junior Participating Preferred Stock, without par value (“Preferred Stock”), at a price of $75.00 in cash (the “Purchase Price”), subject to adjustment. Until the occurrence of certain events described below, the Rights are not exercisable, will be evidenced by the certificates for our common stock and will not be transferable apart from our common stock.

Detachment of Rights; Exercise

      The Rights are currently attached to all certificates representing outstanding shares of our common stock and no separate Right certificates have been distributed. The Rights will separate from our common stock and a distribution date (“Distribution Date”) will occur upon the earlier of (1) 10 business days following the public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 15% or more of our outstanding Voting Shares (as defined in our Rights Agreement) or (2) 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15% or more of such outstanding Voting Shares.

      The Rights are not exercisable until the Distribution Date. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of our common stock as of the close of business on the Distribution Date and such separate certificates alone will thereafter evidence the Rights.

      If a person or group were to acquire 15% or more of our Voting Shares, each Right then outstanding (other than Rights beneficially owned by the Acquiring Person which would become null and void) would become a right to buy that number of shares of our common stock (or, under certain circumstances, the equivalent number of one two-hundredth of a share of Preferred Stock) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right.

      If we were acquired in a merger or other business combination transaction or more than 50% of our consolidated assets or earning power were sold, proper provision would be made so that each holder of a Right would thereafter have the right to receive, upon the exercise thereof at the then current Purchase

Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

Antidilution and Other Adjustments

      The number of shares (or fractions thereof) of Preferred Stock or other securities or property issuable upon exercise of the Rights, and the Purchase Price payable, are subject to customary adjustments from time to time to prevent dilution. The number of outstanding Rights and the number of shares (or fractions thereof) of Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock dividend on our common stock payable in our common stock or any subdivision or combination of our common stock occurring, in any such case, prior to the Distribution Date.

Exchange Option

      At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of our outstanding Voting Shares and before the acquisition by a person or group of 50% or more of our outstanding Voting Shares, our board of directors may, at its option, issue our common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group which would become null and void) at an exchange ratio of one share of our common stock (or one two-hundredth of a share of Preferred Stock) for each two shares of our common stock for which each Right is then exercisable, subject to appropriate adjustment.

Redemption of Rights

      At any time prior to the first public announcement that a person or group has become the beneficial owner of 15% or more of our outstanding Voting Shares, our board of directors may redeem all but not less than all the then outstanding rights at a price of $.01 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of the board of directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Expiration; Amendment of Rights

      The Rights will expire on December 15, 2005, unless earlier extended, redeemed or exchanged. The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, including an amendment to extend the expiration date of the Rights, and, provided a Distribution Date has not occurred, to extend the period during which the Rights may be redeemed, except that after the first public announcement that a person or group has become or intends to become the beneficial owner of 15% or more of the outstanding Voting Shares, no such amendment may materially and adversely affect the interests of holders of the Rights.

      The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us without the approval of our board of directors. The Rights should not, however, interfere with any merger or other business combination that is approved by our board of directors.

Limitation of Liability of Officers and Directors

      Our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

•	for unlawful payment of a dividend or unlawful stock purchases or redemptions; and

•	for any transaction from which the director derived an improper personal benefit.

      As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Delaware Anti-Takeover Law

      We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the corporation for three years after becoming an interested stockholder unless:

•	the board of directors of the corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder’s becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

•	following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

      Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

      Section 203 may make it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

PLAN OF DISTRIBUTION

      We are registering the shares of common stock on behalf of the selling stockholder pursuant to the terms of a stockholder agreement. See “Stockholder Agreement.”

      The selling stockholder, including some of its transferees who may later hold its interest in the shares of our common stock covered by this prospectus and who are otherwise entitled to resell their shares using this prospectus, may sell the shares of common stock covered by this prospectus from time to time in any legal manner selected by the selling stockholder, including directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. The selling stockholder will act independently of us in making decisions with respect to the pricing, timing, manner and size of each sale of the common stock covered by this prospectus.

      The selling stockholder has advised us that the shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale and/or at negotiated prices. These sales may be effected at various times in one or more transactions, which may include:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades or otherwise on the New York Stock Exchange;

•	transactions in the over-the-counter market;

•	transactions otherwise than on the New York Stock Exchange or in the over-the-counter market;

•	transactions in which brokers, dealers or underwriters purchase the shares for resale;

•	transactions “at the market” to or through market makers of our common stock or into an existing market for our common stock, and in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales through agents; or

•	privately negotiated transactions.

      In addition, the selling stockholder may also enter into hedging and/or other monetization transactions. For example, the selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales of our common stock under this prospectus, in which case the other party may use shares of our common stock received from the selling stockholder to close out any short positions;

•	itself sell short our common stock under this prospectus and use shares of our common stock held by it to close out any short positions;

•	enter into options, forwards or other transactions that require the selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, our common stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer our common stock under this prospectus; or

•	loan or pledge our common stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares, under this prospectus.

      To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any broker-dealer or agent regarding the sale of common stock by the selling stockholder. To the extent required, the shares to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement filed with the SEC under Rule 424(b) under the Securities Act or, if appropriate, a post-effective amendment to the shelf registration statement of which this prospectus is a part. The selling stockholder may sell any or all of the shares of our common stock offered by it pursuant to this prospectus. In addition, there can be no assurance that the selling stockholder will not transfer, devise or gift the shares of common stock by other means not described in this prospectus.

      There can be no assurance that the selling stockholder will sell any or all of the shares of common stock pursuant to this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to an exemption from the registration requirements of the Securities Act may be sold pursuant to that exemption (subject to the terms of the stockholder agreement) rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

      The aggregate proceeds to the selling stockholder from the sale of the shares offered by it will be the purchase price of the shares less discounts and commissions, if any. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts and commissions and/or agent’s commissions. We will not receive any of the proceeds from the sale of the shares of common stock covered by this prospectus.

      The selling stockholder has acknowledged that it understands its obligations to comply with the provisions of the Exchange Act and the rules and regulations thereunder relating to stock manipulation, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholder and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market making activities with respect to the particular common stock being distributed. This may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.

      The selling stockholder and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be “underwriters” as that term is defined in the Securities Act, and any commissions received by them and any profit on the resale of the common stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

      Subject to certain limitations, we have agreed to indemnify the selling stockholder and each underwriter and their respective trustees, directors, officers and employees and constituent agents, partners and members, and each other person who controls the selling stockholder or the underwriter against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which the selling stockholder may be required to make in respect of such liabilities. Subject to certain limitations, the selling stockholder has agreed to indemnify us for liabilities arising under the Securities Act with respect to written information furnished to us by it or to contribute with respect to payments in connection with such liabilities.

      We have agreed to pay all of the costs, fees and expenses incurred by us incident to our registration of the resale of the selling stockholder’s common stock. We will not pay any legal fees or other expenses of the selling stockholder or any commissions, fees and discounts of underwriters, brokers, dealers and agents.

      Under the stockholder agreement with the selling stockholder, we will use our reasonable best efforts to keep the shelf registration statement of which this prospectus is a part continuously effective, subject to customary suspension periods, until the earlier of:

•	the first anniversary of the later of the funding date or the date the shelf registration statement becomes effective and

•	such time as there are no longer any shares of our common stock subject to the stockholder agreement.

      Our obligation to keep the shelf registration statement to which this prospectus relates effective is subject to specified, permitted exceptions. In these cases, we may suspend offers and sales of the shares of common stock pursuant to the shelf registration statement to which this prospectus relates. However, we are obligated to extend the effective period of the shelf registration statement of which this prospectus is a part by the same number of days that we suspend offers and sales of the shares of common stock.

LEGAL MATTERS

      Baker Botts L.L.P., Houston, Texas, our outside counsel, has issued an opinion about the validity of the common stock being registered pursuant to the shelf registration statement of which this prospectus is a part.

EXPERTS

      The consolidated financial statements of Halliburton Company as of December 31, 2003 and 2002 and for the years then ended, have been incorporated by reference in this prospectus in reliance on the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      KPMG’s report dated February 18, 2004 refers to a change in the composition of Halliburton’s reportable segments in 2003. The amounts in the 2002 and 2001 consolidated financial statements related to reportable segments have been restated to conform to the 2003 composition of reportable segments.

Change in Independent Auditors

      The consolidated financial statements of Halliburton for December 31, 2001 incorporated by reference in this prospectus were audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto.

      On April 17, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged KPMG LLP to serve as our independent auditors for the year ended December 31, 2002. The Arthur Andersen dismissal and the KPMG LLP engagement were approved by our Board of Directors upon the recommendation of our audit committee.

      Arthur Andersen’s reports on our consolidated financial statements for the year ended December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

      During the fiscal year ended December 31, 2001 and through April 17, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to Arthur Andersen’s satisfaction would have caused Arthur Andersen to make a reference to the subject matter in connection with Arthur Andersen’s report.

      Arthur Andersen ceased to practice before the SEC effective August 31, 2002. Because of Arthur Andersen’s current financial position, you may not be able to recover against Arthur Andersen for any claims you may have under securities or other laws as a result of Arthur Andersen’s activities during the period in which it acted as our independent public accountants.

WHERE YOU CAN FIND MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), pursuant to which we file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You also can obtain additional information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov, and our electronic SEC filings are also available from our web site at www.halliburton.com. Information contained on our web site or any other web site is not incorporated into this prospectus and does not constitute a part of this prospectus. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

      The following documents are incorporated into this prospectus by this reference. They disclose important information that you should consider when deciding whether invest in our common stock.

•	Our Annual Report on Form 10-K for the year ended December 31, 2003, as amended by Forms 10-K/ A filed on March 15 and May 12, 2004;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•	The Item 5, 1.01, 1.02, 3.02, 5.02, 8.01 and 9.01 disclosures in our Current Reports on Form 8-K filed February 12, February 19, March 19, May 5, May 21, June 14, June 18, June 29, July 19, July 22, July 23, July 28, August 17, August 19, September 2, September 27, October 15, November 17, November 30, December 3, December 7, December 10, December 15, December 21, December 23 and December 30, 2004 and January 4, January 5 and January 25, 2005 and the Item 5 disclosure in our Current Report on Form 8-K/ A filed on July 28, 2004; and

•	The description of our common stock (including the related preferred share purchase rights) contained in our Form 8-B filed December 12, 1996, and as subsequently amended, and any other amendment or report filed for the purpose of updating such description.

      All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus is a part and until all the shares have been sold are also incorporated by reference in this prospectus. Information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC prior to the termination of the offering will automatically update and supersede this information.

      We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus, except that exhibits to such documents will not be provided unless they are specifically incorporated by reference into such documents. Requests for copies of any such document should be directed to:

Halliburton Company

1401 McKinney, Suite 2400
Houston, Texas 77010
Attention: Albert O. Cornelison, Jr.
Executive Vice President and General Counsel
Telephone: (713) 759-2600

Halliburton Company

PROSPECTUS

                    , 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

      The following table sets forth the estimated expenses payable by Halliburton Company, a Delaware corporation (“Halliburton”), in connection with the offering described in this Registration Statement. The selling stockholder will not pay any of the following expenses:

SEC registration fee	$280,853
NYSE listing fee	113,050
Printing expenses	50,000
Accounting fees and expenses	50,000
Legal fees and expenses	100,000
Miscellaneous	3,000

Total	$596,903

Item 15.	Indemnification of Directors and Officers.

      Section 145 of the General Corporation Law of the State of Delaware or DGCL, provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative, or investigative, other than an action by or in right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for:

•	expenses, judgments, and fines; and

•	amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding.

      Article X of Halliburton’s restated certificate of incorporation together with Section 47 of its by-laws provide for mandatory indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding because:

•	the person is or was an officer or director of the registrant; or

•	is a person who is or was serving at the request of Halliburton as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise,

to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of Halliburton’s restated certificate of incorporation and the by-laws were adopted or as each may be amended. Section 47 of Halliburton’s by-laws and Article X of its restated certificate of incorporation expressly provide that they are not the exclusive methods of indemnification.

      Section 145 of the DGCL provides that a Delaware corporation has the power to purchase and maintain insurance on behalf of its directors, officers, employees or agents against liabilities asserted against such person in his or her capacity or arising out of his or her status as a director, officer, employee or agent of the company. A Delaware corporation has this power whether or not the corporation has the power to indemnify such person against the liability under Section 145 of the DGCL.

      Section 47 of the by-laws provides that Halliburton may maintain insurance, at its own expense, to protect itself and any director or officer of Halliburton or of another entity against any expense, liability, or loss. This insurance coverage may be maintained regardless of whether Halliburton would have the power to indemnify the person against the expense, liability, or loss under the DGCL.

      Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, that provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL, relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock; or

•	for any transaction from which the director derived an improper personal benefit.

Article XV of Halliburton’s restated certificate of incorporation contains this type of provision.

      The foregoing statements are subject to the detailed provisions of Sections 145 and 102 of the DGCL and Halliburton’s certificate of incorporation and by-laws.

Item 16.	Exhibits.

Exhibit
No.		Description of Exhibit

4	.1*	Form of Stockholder Agreement among Halliburton and the Managing Trustee of DII Industries LLC Asbestos PI Trust (incorporated by reference to Exhibit 10.1 to Halliburton’s Current Report on Form 8-K filed on January 25, 2005, File No. 1-3492).
5	.1†	Opinion of Baker Botts L.L.P.
23.1		Consent of KPMG LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24	.1†	Power of Attorney.

*	Incorporated by reference as indicated.

†	Previously filed.

Item 17.	Undertakings.

      (a) Reg. S-K, Item 512(a) Undertaking: The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Reg. S-K, Item 512(b) Undertaking: The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Reg. S-K, Item 512(h) Undertaking: Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      (d) Reg. S-K, Item 512(i) Undertaking: The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 9, 2005.

HALLIBURTON COMPANY

By:	/s/ DAVID J. LESAR

David J. Lesar
Chairman of the Board, President
and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities indicated and on February 9, 2005.

/s/ DAVID J. LESAR David J. Lesar		Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ C. CHRISTOPHER GAUT C. Christopher Gaut		Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ MARK A. MCCOLLUM Mark A. McCollum		Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

* Robert L. Crandall		Director

* Kenneth T. Derr		Director

* Charles J. DiBona		Director

* W.R. Howell		Director

* Ray L. Hunt		Director

* Aylwin B. Lewis		Director

* J. Landis Martin		Director

* Jay A. Precourt		Director

* Debra L. Reed		Director

* C.J. Silas		Director

*By:	/s/ MARGARET E. CARRIERE Margaret E. Carriere Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
No.		Description of Exhibit

4	.1*	Form of Stockholder Agreement among Halliburton and the Managing Trustee of DII Industries LLC Asbestos PI Trust (incorporated by reference to Exhibit 10.1 to Halliburton’s Current Report on Form 8-K filed on January 25, 2005, File No. 1-3492).
5	.1†	Opinion of Baker Botts L.L.P.
23.1		Consent of KPMG LLP.
23.2		Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
24	.1†	Power of Attorney.

*	Incorporated by reference as indicated.

†	Previously filed.